Libbey Inc.

Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Chris Hodges or Sam Gibbons	Lisa Fell
Alpha IR Group	Director of Corporate Communications
(312) 445-2870	(419) 325-2001
LBY@alpha-ir.com	lfell@libbey.com

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 30, 2015

LIBBEY INC. ANNOUNCES FIRST QUARTER 2015 FINANCIAL RESULTS

•	First quarter net sales increased 3.2 percent or 8.4 percent in constant currency terms

•	Company paid its first quarterly dividend since 2008 during the period

•	Company reaffirms 2015 financial targets

TOLEDO, OHIO, APRIL 30, 2015--Libbey Inc. (NYSE MKT: LBY), one of the largest glass tableware manufacturers in the world, today reported results for the first quarter-ended March 31, 2015.

First Quarter Financial Highlights

•	Net sales for the first quarter were $187.4 million, compared to $181.6 million for the first quarter of 2014, an increase of 3.2 percent (8.4 percent excluding currency fluctuation).

•
Net income for the first quarter was $3.1 million, compared to a net loss of $3.4 million in the prior-year first quarter. Adjusted net income (see Table 1) for the first quarter was $3.6 million, compared to the $2.5 million adjusted net income recorded in the first quarter of 2014.

•	Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (see Table 2) for the quarter were $19.7 million, compared to $20.0 million in the prior-year quarter.

•
In the first quarter of 2015, Libbey repurchased 259,405 shares at an average price of $35.25 and paid its first quarterly dividend since 2008. The $0.11 per share dividend represents the largest dividend paid in Company history.

•
The Company reiterates expectations to generate sales growth of approximately 5 to 6 percent on a constant currency basis, and Adjusted EBITDA margins of approximately 15 percent in fiscal year 2015, as the Company executes its growth strategy while investing in its commercial brands and capabilities.

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Libbey Inc.

"The trends observed in our business during the first quarter were in line with our expectations and give us confidence that we will continue to have success executing against our Own the Moment strategy in fiscal year 2015,” said Stephanie A. Streeter, chief executive officer of Libbey Inc. “We believe that the competitive environment is beginning to show signs of stability and are very pleased that the combined strength of Libbey’s brands and balance sheet has positioned us to continue to expand market share. While much progress has been made, we remain aggressively focused on our efforts to strengthen the Company by continuing to make smart investments in people, products, and processes for the future.”

First Quarter Segment Sales and Operational Review

•
Net sales in the Americas segment were $128.4 million, compared to $121.9 million in the first quarter of 2014, an increase of 5.3 percent (8.2 percent excluding currency impact). Key drivers of the increase in net sales were a 4.4 percent increase in net sales in the foodservice channel, an increase of 4.4 percent in retail and a 7.3 percent increase in the business-to-business channel.

•	Net sales in the EMEA segment decreased 17.1 percent (a decrease of 0.3 percent excluding currency impact) to $28.5 million, compared to $34.4 million in the first quarter of 2014.

•	Net sales in the U.S. Sourcing segment were $21.4 million in the first quarter of 2015, compared to $17.7 million in the prior-year quarter, an increase of 20.7 percent.

•
Net sales in Other were $9.1 million in the first quarter of 2015, compared to $7.5 million in the comparable period last year, reflecting a 20.7 percent increase in sales (22.7 percent excluding currency impact) in the Asia Pacific region.

•
Interest expense was $4.5 million, a decrease of $3.2 million, compared to $7.7 million in the year-ago period, primarily driven by lower interest rates as a result of the refinancing completed during the second quarter of 2014.

•
The Company’s effective tax rate was 29.3 percent for the quarter-ended March 31, 2015, compared to 25.8 percent for the quarter-ended March 31, 2014. The effective rate in both years was generally influenced by foreign earnings with differing statutory rates, foreign withholding tax, accruals related to uncertain tax positions and other activity in jurisdictions with recorded valuation allowances.

Balance Sheet and Liquidity

•
Libbey reported that it had available capacity of $79.6 million under its ABL credit facility as of March 31, 2015, with $4.1 million of loans currently outstanding. The Company also had cash on hand of $18.6 million at March 31, 2015.

•
As of March 31, 2015, working capital, defined as inventories and accounts receivable less accounts payable, was $198.9 million, compared to $187.1 million at March 31, 2014 (see Table 4). Working capital increased $11.8 million, compared to March 31, 2014. The increase compared to March 31, 2014 was primarily a result of higher inventories and accounts receivable, partially offset by higher accounts payable.

Sherry Buck, chief financial officer, concluded: "Planned capital expenditures and investments in the business designed to drive growth impacted free cash flow performance during the quarter. However, we continue to expect strong free cash flow performance for full-year 2015, driven in part by price increases across our foodservice businesses that were implemented in late March and early April. We also remain committed to having a balanced approach to capital allocation and are proud we paid our first quarterly dividend since 2008. Lastly, we have repurchased over 294,000 shares of stock at an average purchase price of approximately $34.66 as of March 31, 2015, with 1.2 million shares remaining under our current repurchase authorization. The Company continues to expect that it will repurchase all remaining authorized shares by year-end 2017."

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Libbey Inc.

Webcast Information

Libbey will hold a conference call for investors on Thursday, April 30, 2015, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations' section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 14 days after the conclusion of the call.

About Libbey Inc.

Based in Toledo, Ohio, since 1888, we believe Libbey Inc. is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world. It supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries, and it is the leading manufacturer of tabletop products for the U.S. foodservice industry.

Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is a leading producer of glass tableware in Mexico and Latin America. Its subsidiary located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items, principally for foodservice establishments in the United States. In 2014, Libbey Inc.'s net sales totaled $852.5 million.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as "goal," "expects," " believes," "will," "estimates," "anticipates," or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 13, 2015. Important factors potentially affecting performance include but are not limited to risks related to our ability to borrow under our ABL credit agreement; increased competition from foreign suppliers endeavoring to sell glass tableware, ceramic dinnerware and metalware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per-share amounts)
(unaudited)

	Three months ended March 31,
	2015	2014

Net sales	$187,365	$181,581
Freight billed to customers	606	814
Total revenues	187,971	182,395
Cost of sales (1)	145,476	150,056
Gross profit	42,495	32,339
Selling, general and administrative expenses (1)	34,399	28,878
Income from operations	8,096	3,461
Other income (expense) (1)	827	(322)
Earnings before interest and income taxes	8,923	3,139
Interest expense	4,523	7,701
Income (loss) before income taxes	4,400	(4,562)
Provision (benefit) for income taxes (1)	1,288	(1,178)
Net income (loss)	$3,112	$(3,384)

Net income (loss) per share:
Basic	$0.14	$(0.16)
Diluted	$0.14	$(0.16)
Dividends per share	$0.11	$—

Weighted average shares:
Outstanding	21,853	21,523
Diluted	22,349	21,523

(1) Refer to Table 1 for Special Items detail.

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS:
Cash and cash equivalents	$18,616	$60,044
Accounts receivable — net	94,370	91,106
Inventories — net	183,301	169,828
Other current assets	29,415	27,701
Total current assets	325,702	348,679

Pension asset	848	848
Goodwill and purchased intangibles — net	181,237	181,883
Property, plant and equipment — net	280,896	277,978
Other assets	20,019	19,542
Total assets	$808,702	$828,930

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$78,760	$82,485
Accrued liabilities	70,065	71,673
Pension liability (current portion)	1,460	1,488
Non-pension postretirement benefits (current portion)	4,800	4,800
Other current liabilities	7,177	8,296
Long-term debt due within one year	4,972	7,658
Total current liabilities	167,234	176,400

Long-term debt	438,320	436,264
Pension liability	54,417	56,462
Non-pension postretirement benefits	63,334	63,301
Other liabilities	19,833	19,049
Total liabilities	743,138	751,476

Common stock and capital in excess of par value	327,653	331,609
Treasury stock	(3,684)	(1,060)
Retained deficit	(113,938)	(114,648)
Accumulated other comprehensive loss	(144,467)	(138,447)
Total shareholders’ equity	65,564	77,454
Total liabilities and shareholders’ equity	$808,702	$828,930

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three months ended March 31,
	2015	2014

Operating activities:
Net income (loss)	$3,112	$(3,384)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	10,184	10,676
Loss (gain) on asset sales and disposals	211	(4)
Change in accounts receivable	(5,647)	5,078
Change in inventories	(16,720)	(11,195)
Change in accounts payable	(2,339)	(5,315)
Accrued interest and amortization of discounts and finance fees	212	7,256
Pension & non-pension postretirement benefits	1,003	1,372
Restructuring	—	(243)
Accrued liabilities & prepaid expenses	(2,876)	(12,369)
Income taxes	(1,360)	(3,153)
Share-based compensation expense	2,129	1,003
Other operating activities	(1,145)	(95)
Net cash used in operating activities	(13,236)	(10,373)

Investing activities:
Additions to property, plant and equipment	(16,659)	(9,901)
Proceeds from furnace malfunction insurance recovery	—	2,350
Proceeds from asset sales and other	—	4
Net cash used in investing activities	(16,659)	(7,547)

Financing activities:
Borrowings on ABL credit facility	14,100	—
Repayments on ABL credit facility	(10,000)	—
Other repayments	(3,255)	(50)
Repayments on Term Loan B	(1,100)	—
Stock options exercised	1,848	336
Dividends	(2,402)	—
Treasury shares purchased	(9,144)	—
Net cash (used in) provided by financing activities	(9,953)	286

Effect of exchange rate fluctuations on cash	(1,580)	(101)
Decrease in cash	(41,428)	(17,735)

Cash & cash equivalents at beginning of period	60,044	42,208
Cash & cash equivalents at end of period	$18,616	$24,473

In accordance with the SEC’s Regulation G, tables 1 through 5 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey's core business and trends. In addition, it is the basis on which Libbey's management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

Table 1
Reconciliation of "As Reported" Results to "As Adjusted" Results - Quarter
(dollars in thousands, except per-share amounts)
(unaudited)
	Three months ended March 31,
	2015			2014
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$187,365	$—	$187,365	$181,581	$—	$181,581
Freight billed to customers	606	—	606	814	—	814
Total revenues	187,971	—	187,971	182,395	—	182,395
Cost of sales	145,476	—	145,476	150,056	6,291	143,765
Gross profit	42,495	—	42,495	32,339	(6,291)	38,630
Selling, general and administrative expenses	34,399	235	34,164	28,878	—	28,878
Income from operations	8,096	(235)	8,331	3,461	(6,291)	9,752
Other income (expense)	827	(399)	1,226	(322)	70	(392)
Earnings before interest and income taxes	8,923	(634)	9,557	3,139	(6,221)	9,360
Interest expense	4,523	—	4,523	7,701	—	7,701
Income (loss) before income taxes	4,400	(634)	5,034	(4,562)	(6,221)	1,659
Provision (benefit) for income taxes	1,288	(120)	1,408	(1,178)	(341)	(837)
Net income (loss)	$3,112	$(514)	$3,626	$(3,384)	$(5,880)	$2,496

Net income (loss) per share:
Basic	$0.14	$(0.02)	$0.17	$(0.16)	$(0.27)	$0.12
Diluted	$0.14	$(0.02)	$0.16	$(0.16)	$(0.27)	$0.11

Weighted average shares:
Outstanding	21,853			21,523		21,523
Diluted	22,349			21,523		21,941

	Three months ended March 31, 2015			Three months ended March 31, 2014
Special Items Detail - (Income) Expense:	Executive Retirement	Derivatives (1)	Total Special Items	Restructuring Charges (2)	Furnace Malfunction (3)	Derivatives (1)	Total Special Items
Cost of sales	$—	$—	$—	$985	$5,306	$—	$6,291
SG&A	235	—	235	—	—	—	—
Other (income) expense	—	399	399	—	—	(70)	(70)
Income taxes	—	(120)	(120)	(296)	(45)	—	(341)
Total Special Items	$235	$279	$514	$689	$5,261	$(70)	$5,880

(1) Derivatives relate to hedge ineffectiveness on our natural gas contracts and interest rate swap, as well as, mark-to-market adjustments on our natural gas contracts that have been de-designated and those for which we did not elect hedge accounting.
(2) Restructuring charges relate to discontinuing production of certain glassware in North America and reducing manufacturing capacity at our Shreveport, Louisiana, manufacturing facility.
(3) Furnace malfunction relates to loss of production at our Toledo, Ohio, manufacturing facility.

Table 2
Reconciliation of Net Income (Loss) to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
(dollars in thousands)
(unaudited)
	Three months ended March 31,
	2015	2014
Reported net income (loss)	$3,112	$(3,384)
Add:
Interest expense	4,523	7,701
Provision for income taxes	1,288	(1,178)
Depreciation and amortization	10,184	10,676
EBITDA	19,107	13,815
Add: Special items before interest and taxes	634	6,221
Adjusted EBITDA	$19,741	$20,036

Table 3
Reconciliation of Net Cash Used in Operating Activities to Free Cash Flow
(dollars in thousands)
(unaudited)
	Three months ended March 31,
	2015	2014
Net cash used in operating activities	$(13,236)	$(10,373)
Capital expenditures	(16,659)	(9,901)
Proceeds from furnace malfunction insurance recovery	—	2,350
Proceeds from asset sales and other	—	4
Free Cash Flow	$(29,895)	$(17,920)

Table 4
Reconciliation to Working Capital
(dollars in thousands)
(unaudited)
	March 31, 2015	March 31, 2014	December 31, 2014
Add:
Accounts receivable	$94,370	$87,046	$91,106
Inventories	183,301	174,179	169,828
Less: Accounts payable	78,760	74,099	82,485
Working Capital	$198,911	$187,126	$178,449

Table 5
Summary Business Segment Information
(dollars in thousands) (unaudited)	Three months ended March 31,
Net Sales:	2015	2014

Americas (1)	$128,372	$121,925
EMEA (2)	28,509	34,398
U.S. Sourcing (3)	21,399	17,734
Other (4)	9,085	7,524
Consolidated	$187,365	$181,581

Segment Earnings Before Interest & Taxes (Segment EBIT) (5) :
Americas (1)	$16,323	$14,989
EMEA (2)	(766)	253
U.S. Sourcing (3)	1,625	868
Other (4)	1,870	445
Segment EBIT	$19,052	$16,555

Reconciliation of Segment EBIT to Net Income (Loss):
Segment EBIT	$19,052	$16,555
Retained corporate costs (6)	(9,495)	(7,195)
Consolidated Adjusted EBIT	9,557	9,360
Furnace malfunction	—	(5,306)
Restructuring charges	—	(985)
Derivatives (7)	(399)	70
Executive retirement	(235)	—
Special items before interest and taxes	(634)	(6,221)
Interest expense	(4,523)	(7,701)
Income taxes	(1,288)	1,178
Net income (loss)	$3,112	$(3,384)

Depreciation & Amortization:
Americas (1)	$6,071	$5,959
EMEA (2)	2,177	2,626
U.S. Sourcing (3)	6	7
Other (4)	1,491	1,644
Corporate	439	440
Consolidated	$10,184	$10,676

(1) Americas—includes worldwide sales of manufactured and sourced glass tableware having an end market destination in North and South America.
(2) EMEA—includes worldwide sales of manufactured and sourced glass tableware having an end market destination in Europe, the Middle East and Africa.
(3) U.S. Sourcing—includes U.S. sales of sourced ceramic dinnerware, metal tableware, hollowware, and serveware.
(4) Other—includes worldwide sales of manufactured and sourced glass tableware having an end market destination in Asia Pacific.
(5) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations as well as certain retained corporate costs and other allocations that are not considered by management when evaluating performance.
(6) Retained corporate costs includes certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.
(7) Derivatives relate to hedge ineffectiveness on our natural gas contracts and interest rate swap, as well as, mark-to-market adjustments on our natural gas contracts that have been de-designated and those for which we did not elect hedge accounting.